ACCOUNTANTS' CONSENT



The Board of Directors
Wells-Gardner Electronics Corporation



We consent to incorporation by reference in this registration statement on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated February 16, 1996 relating to the balance sheets of Wells-Gardner Electronic Corporation as of December 31, 1995 and 1994 and the related statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Wells-Gardner Electronics Corporation.

                                   /s/ KPMG Peat Marwick LLP

Chicago, Illinois
April 26, 1996